Exhibit 4.2

Execution Version

HILLTOP HOLDINGS INC.,
as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 11, 2020

to

Indenture dated as of May 11, 2020

5.75% Fixed-to-Floating Rate Subordinated Notes due 2030

i

EXHIBIT A – Form of Note

ii

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of May 11, 2020 (this “First Supplemental Indenture”), is between Hilltop Holdings Inc., a Maryland corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of May 11, 2020 (as amended from time to time, and as amended hereby, the “Base Indenture”), providing for the issuance by the Company from time to time of one or more series of the Company’s Securities (as defined therein), unlimited as to principal amount;

WHEREAS, the Company has duly authorized and desires to cause to be issued pursuant to the Base Indenture and this First Supplemental Indenture a new series of Securities designated the “5.75% Fixed-to-Floating Rate Subordinated Notes due 2030” (the “Notes”);

WHEREAS, the Company desires to cause the issuance of the Notes pursuant to Sections 2.01, 2.03 and 9.01 of the Base Indenture, which sections permit the execution of indentures supplemental thereto to establish the form and terms of Securities of any series;

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Company has requested that the Trustee join in the execution of this First Supplemental Indenture to establish the form and terms of the Notes; and

WHEREAS, all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder and under the Base Indenture and duly issued by the Company, the valid obligations of the Company, and to make this First Supplemental Indenture a valid agreement of the Company, enforceable against the Company in accordance with its terms;

NOW, THEREFORE, the Company and the Trustee hereby agree that the following provisions shall amend and supplement the Base Indenture:

ARTICLE I
DEFINITIONS

Section 1.1            Definition of Terms. Unless the context otherwise requires:

(a)               a term defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture; provided, however, that, where a term is defined both in this First Supplemental Indenture and in the Base Indenture, the meaning given to such term in this First Supplemental Indenture shall control for purposes of (i) this First Supplemental Indenture and (ii) in respect of the Notes, but not any other series of Securities, the Base Indenture;

(b)               a term defined anywhere in this First Supplemental Indenture has the same meaning throughout (i) this First Supplemental Indenture and (ii) in respect of the Notes, but not any other series of Securities issued pursuant to the Base Indenture;

(c)               any term used herein that is defined in the Trust Indenture Act, either directly or by reference therein, has the meanings assigned to it therein; and

(d)               the following terms have the following respective meanings:

“Administrative or Judicial Action” has the meaning set forth in the definition of “Tax Event.”

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal, state or foreign law for the relief of debtors.

“Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

“Base Indenture” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Benchmark” means, initially, Three-Month Term SOFR; provided that, if the Calculation Agent determines on or prior to the Reference Time for any Floating Rate Interest Payment Period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such Floating Rate Interest Payment Period and any subsequent Floating Rate Interest Payment Periods.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (i) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(a)	Compounded SOFR;

(b)	the sum of (i) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (ii) the Benchmark Replacement Adjustment;

(c)	the sum of (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment; and

(d)	the sum of (i) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (ii) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(a)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(b)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(c)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative, or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(b)	in the case of clause (b) or (c) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(c)	in the case of clause (d) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	if the Benchmark is Three-Month Term SOFR, (i) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (ii) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (iii) the Company determines that the use of a forward-looking term rate for a tenor of three months based on SOFR is not administratively feasible;

(b)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(d)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Book-Entry Notes” has the meaning set forth in Section 2.3.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or any place of payment are authorized or required by law, regulation, or executive order to close.

“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its Affiliates) to act in accordance with Section 2.6. The Company shall initially act as the Calculation Agent.

“Company” means the Person named as the “Company” in the preamble of this First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(a)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that;

(b)	if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) immediately above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 568 basis points per annum.

“Constituent Bank Subsidiary” means any of the Company’s subsidiaries that is a depository institution and that has consolidated assets equal to 45% or more of the Company’s consolidated assets as determined from the most recent consolidated statement of financial condition of the Company and its subsidiaries.

“Corresponding Tenor” means (a) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark

“Depositary,” means DTC or, if DTC shall have ceased performing such function, any other Person selected by the Company, so long as such Person is registered as a clearing agency under the Exchange Act or other applicable statutes or regulations.

“DTC” means The Depository Trust Company, New York, New York, or any successor thereto.

“Federal Reserve” means the Board of Governors of the U.S. Federal Reserve System.

“Federal Reserve Approval” has the meaning set forth in Section 3.1(a).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York (“FRBNY”) at http://www.newyorkfed.org, or any successor source.

“First Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Fixed Rate” has the meaning set forth in Section 2.6(a).

“Fixed Rate Period” has the meaning set forth in Section 2.6(a).

“Fixed Rate Interest Payment Date” has the meaning set forth in Section 2.6(a).

“Fixed Rate Interest Payment Period” means each period commencing on a Fixed Rate Interest Payment Date and continuing to but not including the next succeeding Fixed Rate Interest Payment Date (except that the first Fixed Rate Interest Payment Period will commence on the Issue Date).

“Fixed Rate Regular Record Date” has the meaning set forth in Section 2.6(a).

“Floating Rate” has the meaning set forth in Section 2.6(b).

“Floating Rate Period” has the meaning set forth in Section 2.6(b).

“Floating Rate Interest Payment Date has the meaning set forth in Section 2.6(b).

“Floating Rate Interest Payment Period” means each period commencing on a Floating Rate Interest Payment Date and continuing to but not including the next succeeding Floating Rate Interest Payment Date (except that the first Floating Rate Interest Payment Period will commence on May 15, 2025).

“Floating Rate Regular Record Date” has the meaning set forth in Section 2.6(b).

“FRBNY” has the meaning set forth in the definition of “Federal Reserve Bank of New York’s Website.”

“Global Securities Legend” means the legend set forth in Section 2.3 hereof, which is required to be placed on all Book-Entry Notes.

“Government Obligations’’ means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which in either case, are not callable or redeemable by the issuer thereof and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“Indenture” means the Base Indenture, as amended and supplemented by this First Supplemental Indenture, including the form and terms of the Notes as set forth herein, as the same shall be amended from time to time.

“Interest Payment Date” means a Fixed Rate Interest Payment Date or a Floating Rate Interest Payment Date, as the case may be.

“Interest Payment Period” means a Fixed Rate Interest Payment Period or a Floating Rate Interest Payment Period, as the case may be.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the Calculation Agent for the Corresponding Tenor by interpolating on a linear basis between: (a) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (b) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means May 11, 2020.

“Notes” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Reference Time” with respect to any determination of the Benchmark means (a) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (b) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“Representative” means the indenture trustee or other trustee, agent or representative (if any) for an issue of Senior Debt.

“Senior Debt” means, without duplication, the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement, and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company, whether any such indebtedness exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date:

(a)	all obligations for borrowed money;

(b)	all obligations evidenced by debentures, notes, debt securities, or other similar instruments, including the Company’s 5% Senior Notes due 2025;

(c)	all direct and indirect obligations in respect of letters of credit, security purchase facilities, or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto);

(d)	all obligations to pay the deferred purchase price of property or services, except trade accounts payable or other obligations created or assumed in the ordinary course of business in connection with the obtaining of materials or services;

(e)	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance, or any security interest existing on property owned by the Company;

(f)	obligations associated with derivative products including, but not limited to, interest rate and currency future or exchange contracts, foreign exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, options, interest rate future or option contracts, commodity contracts, and similar arrangements;

(g)	purchase money debt and similar obligations;

(h)	obligations to general creditors of the Company;

(i)	obligations arising from direct credit substitutes;

(j)	obligations of the Company as lessee under any lease of property which is reflected on the Company’s balance sheet as a capitalized lease;

(k)	a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Company which obligation is incurred in connection with the acquisition of any business, properties, or assets not evidenced by a note or similar instrument given in connection therewith;

(l)	all obligations of the type referred to in the foregoing list of other persons or entities for the payment of which the Company is responsible or liable as obligor, guarantor, or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles in the United States; and

(m)	any renewals, amendments, deferrals, supplements, extensions, refundings, or replacements of any of the foregoing;

provided, that, notwithstanding the foregoing, Senior Debt excludes:

i.	any indebtedness, obligation, or liability referred to in the list immediately above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation, or liability is not superior in right of payment to the Notes, or ranks pari passu with the Notes;

ii.	any such indebtedness, obligation, or liability which is subordinated to indebtedness of the Company to substantially the same extent as, or to a greater extent than, the Notes are subordinated;

iii.	any indebtedness to a subsidiary of the Company;

iv.	any trade account payables or other obligations created or assumed in the ordinary course of business in connection with the obtaining of materials or services; and

v.	the Notes.

Notwithstanding the foregoing, if the Federal Reserve (or other applicable regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in this definition of “Senior Debt” will have the meaning as described in that rule or interpretation.

For the avoidance of doubt, the Company’s 6.125% Fixed-to-Floating Rate Subordinated Notes due 2035, originally issued on the date hereof, shall rank equal in right of payment and upon the Company’s liquidation to the Notes. “SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or any successor administrator), on the Federal Reserve Bank of New York’s website.

“Stated Maturity Date” has the meaning set forth in Section 2.2.

“Successor” has the meaning set forth in Section 4.1.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of:

(a)	an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;

(b)	a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure, or regulation (any of the foregoing, an “Administrative or Judicial Action”); or

(c)	an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation;

in each case, which change or amendment or challenge becomes effective or which pronouncement, or decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or any successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Payment Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision, or election with respect to any technical, administrative, or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Tier 2 Capital Event” means the Company’s good faith determination that as a result of:

(a)	any amendment to, or change in, the laws, rules, or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes;

(b)	any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes; or

(c)	any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies, or guidelines with respect thereto that is announced after the original issue date of the Notes;

there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or any successor appropriate federal banking agency) as then in effect and applicable to the Company, for so long as any Notes are outstanding.

“Trustee” means the Person named as the “Trustee” in the preamble of this First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Person.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Section 1.2            Rules of Construction. In addition to the Rules of Construction under Section 1.04 of the Base Indenture, the following provisions also shall be applied wherever appropriate herein:

(a)               any references herein to a particular Section, Article or Exhibit mean a Section or Article of, or an Exhibit to, this First Supplemental Indenture unless otherwise expressly stated herein;

(b)               any Exhibits attached hereto are incorporated herein by reference and shall be considered part of this First Supplemental Indenture; and

(c)               To the extent any provision of any Note conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall govern and be controlling.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1            Designation and Principal Amount. There is hereby authorized and established a series of Securities under the Indenture designated as the “5.75% Fixed-to-Floating Rate Subordinated Notes due 2030”. The Trustee shall authenticate and deliver (i) the Notes for original issue on the date hereof in the aggregate principal amount of $50,000,000 and (ii) additional Notes for issuance from time to time after the date hereof in such principal amounts as may be specified in a Company Order for the authentication and delivery thereof pursuant to the Base Indenture. Any additional Notes shall be issued in accordance with Section 2.8.

Section 2.2            Stated Maturity. The principal amount of the Notes shall be payable on the maturity date of the Notes, which is May 15, 2030 (the “Stated Maturity Date”).

Section 2.3            Form and Denomination of Notes. The Notes shall be issued in the form of one or more Global Securities in permanent global form (the “Book-Entry Notes”), without coupons, and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A hereto.

The Notes shall be issued in minimum denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof, and shall be issued only in registered form and, when issued, shall be registered in the Security Register of the Company. Each of the Book-Entry Notes shall represent such of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of Book-Entry Notes to reflect the amount, or any increase or decrease in the amount, of outstanding Notes represented thereby shall be made by the Trustee in accordance with written instructions or such other written form of instructions as is customary for the Depositary, from the Depositary or its nominee on behalf of any Person having a beneficial interest in such Book-Entry Notes. The Company initially appoints DTC to act as Depositary with respect to the Book-Entry Notes.

Section 2.4            Registrar and Paying Agent. The Company initially appoints the Trustee as Registrar and Paying Agent with respect to the Notes, and the Trustee hereby accepts such appointment. The office or agency where the Notes may be presented for registration of transfer or exchange and the Place of Payment for the Notes shall initially be the Corporate Trust Office of the Trustee.

Section 2.5            Transfer and Exchange. The transfer and exchange of Book-Entry Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Sections 2.08 and 2.17 of the Base Indenture and the rules and procedures of the Depositary therefor.

Section 2.6            Interest.

(a)               The Notes will bear interest at a fixed rate of 5.75% per annum (the “Fixed Rate”) from and including the Issue Date to, but excluding, May 15, 2025 or earlier Redemption Date (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2020 (each such date, a “Fixed Rate Interest Payment Date”). The last Fixed Rate Interest Payment Date shall be May 15, 2025, unless the Notes are earlier redeemed. The interest payable during the Fixed Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (regardless of whether a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(b)               The Notes will bear a floating interest rate from, and including May 15, 2025, to, but excluding, the Stated Maturity Date or earlier Redemption Date (the “Floating Rate Period”). The floating interest rate per annum will be reset quarterly, and will be equal to the Benchmark rate plus 568 basis points for each Floating Rate Interest Payment Period (the “Floating Rate”). During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2025 (each such date, a “Floating Rate Interest Payment Date”). The last Floating Rate Interest Payment Date shall be the Stated Maturity Date, unless the Notes are earlier redeemed. The interest payable during the Floating Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (regardless of whether a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”). Notwithstanding the foregoing, if the Benchmark rate is less than zero, then the Benchmark rate shall be deemed to be zero. The Calculation Agent will provide the Company and the Trustee with the interest rate in effect on the Notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark).

(c)               The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed during such period. The Company or the Calculation Agent, as applicable, shall calculate the amount of interest payable on any Interest Payment Date and the Trustee shall have no duty to confirm or verify any such calculation. In the event that any scheduled Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day that is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(d)               The Company shall appoint a Calculation Agent prior to the commencement of the Floating Rate Period. The Company will act as the initial Calculation Agent. The calculation of the interest rate for any Interest Payment Period by the Calculation Agent will (in the absence of manifest error) be conclusive and binding upon the beneficial owners and Holders of the Notes, the Company (if the Company is not also the Calculation Agent), and the Trustee. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the Notes upon request and will be provided to the Trustee. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. The Trustee shall not be under any duty to succeed to, assume or otherwise perform, any duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties and obligations hereunder. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent.

(e)               Effect of Benchmark Transition Event.

(i)                 If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any Floating Rate Interest Payment Period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during such Floating Rate Interest Payment Period and all subsequent Floating Rate Interest Payment Periods. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

(ii)              Notwithstanding anything set forth in Section 2.6(b) above, and for the avoidance of doubt, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 2.6(e) will thereafter apply to all determinations of the interest rate on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each Floating Rate Interest Payment Period will be an annual rate equal to the Benchmark Replacement plus 568 basis points.

(iii)            The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark and under this Section 2.6(e). Any determination, decision or election that may be made by the Company or the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection: (A) will be conclusive and binding on the Holders of the Notes, the Company (if the Company is not also the Calculation Agent) and the Trustee absent manifest error, (B) if made by the Company as Calculation Agent, will be made in the Company’s sole discretion, (C) if made by a Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects, and (D) notwithstanding anything to the contrary in the Base Indenture or herein, shall become effective without consent from the Holders of the Notes, the Trustee or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Company will make such determination, decision or election on the same basis as described above.

(iv)             The Company or the Calculation Agent shall notify the Trustee in writing (A) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (B) of any Benchmark Replacements and Benchmark Replacement Conforming Changes after a Benchmark Transition Event.

(v)               The Trustee shall be entitled to rely conclusively on all notices from the Company or the Calculation Agent regarding any Benchmark or Benchmark Replacement, including without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The Trustee shall not be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Calculation Agent. The Trustee shall be entitled to rely conclusively on any determination made, and any instruction, notice or Officers’ Certificate or other instruction or information provided by the Calculation Agent without independent verification, investigation or inquiry of any kind. The Trustee (including in its capacity as Paying Agent) shall have no liability relating to any delay caused by the Calculation Agent’s failure to timely or appropriately determine the rate of interest borne by the Notes.

(vi)             If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

(f)                For the purposes of the first sentence of Section 2.14 of the Base Indenture: (a) during the Fixed Rate Period, to the extent permitted by applicable law, any overdue interest on the Notes will bear interest at a per annum rate equal to the Fixed Rate, and (b) during the Floating Rate Period, to the extent permitted by applicable law, any overdue interest on the Notes will bear interest during each Floating Rate Interest Payment Period at a per annum rate equal to the Floating Rate for such period.

(g)               To the extent that the provisions of this Section 2.6 are inconsistent with the provisions of Article II of the Base Indenture, the provisions of this Section 2.6 shall control.

Section 2.7            Notes Not Convertible or Exchangeable. The Notes will not be convertible into, or exchangeable for, equity securities, other securities, or assets or property of the Company or its subsidiaries.

Section 2.8            Further Issuances. The Company may, from time to time, without notice to or consent of the Holders of the Notes, issue additional Notes under the Indenture ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such additional Notes and the first payment of interest following the issue date of such additional Notes) in order that such additional Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided, however, that a separate CUSIP number will be issued for any such additional Notes unless such additional Notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of the Depositary.

Section 2.9            No Additional Amounts. In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (whether as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

Section 2.10        Execution, Authentication, Delivery and Dating . Notwithstanding anything in the Base Indenture to the contrary, for purposes of the Indenture and the Notes only, and not for purposes of any other Securities, the first paragraph of Section 2.04 of the Base Indenture shall be amended and restated as follows, and as so amended and restated, shall apply to the Notes:

“The Securities shall be executed in the name and on behalf of the Company by the manual, electronic or facsimile signature of an Officer. Unless otherwise provided herein or in any other Securities, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any other Securities or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar applicable state laws based on the Uniform Electronic Transactions Act, provided that, any electronic signature shall be made by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by an Officer of the Company). The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. If the Person whose signature is on a Security no longer holds that office at the time the Security is authenticated and delivered, the Security shall nevertheless be valid.”.

Section 2.11          Original Issue Discount, Foreign-Currency Denominated and Treasury Securities.

For purposes of the Notes only, and not for purposes of any other Securities, Section 2.11 of the Base Indenture is hereby amended and restated in its entirety to read as follows, and as so amended and restated, shall apply to the Notes:

“In determining whether the Holders of the required principal amount of Securities have concurred in any notice of default or direction, amendment, supplement, waiver or consent or any modification or other change to the Indenture or the Securities, (a) the principal amount of an Original Issue Discount Security shall be the principal amount thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof pursuant to Section 6.02, (b) the principal amount of a Security denominated in a foreign currency shall be the Dollar equivalent, as determined by the Company by reference to the noon buying rate in The City of New York for cable transfers for such currency, as such rate is certified for customs purposes by the Federal Reserve Bank of New York (the “Exchange Rate”) on the date of original issuance of such Security, of the principal amount (or, in the case of an Original Issue Discount Security, the Dollar equivalent, as determined by the Company by reference to the Exchange Rate on the date of original issuance of such Security, of the amount determined as provided in (a) above), of such Security and (c) Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying upon any such notice, direction, amendment, supplement, waiver or consent or any other modification or other change to the Indenture or such Securities, only such Securities as to which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.”

Section 2.12          Payments; Defaulted Interest.

For purposes of the Notes only, and not for purposes of any other Securities, the first paragraph of Section 2.14 of the Base Indenture is hereby amended and restated in its entirety to read as follows, and as so amended and restated, shall apply to the Notes:

“Unless otherwise provided as contemplated by Section 2.01, interest (except defaulted interest) on any Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Persons who are registered Holders of that Security at the close of business on the record date next preceding such Interest Payment Date, even if such Securities are canceled after such record date and on or before such Interest Payment Date. However, interest that is paid at the Stated Maturity of a Security will be paid to the Person to whom the principal of such Security is payable. The Holder must surrender a Security to a Paying Agent to collect principal payments. Unless otherwise provided with respect to the Securities of any series, the Company will pay the principal of, premium (if any) and interest on and any Additional Amounts with respect to the Securities in Dollars. Such amounts shall be payable at the offices of the Trustee or any Paying Agent, provided that at the option of the Company, the Company may pay such amounts (other than interest) (1) by wire transfer with respect to Global Securities or (2) by check payable in such money mailed to a Holder’s registered address with respect to any Securities; provided further that interest will be payable by wire transfer to the Depositary or its nominee or, at our option in the event the Notes are not Global Securities, by check mailed to the address of the Person specified for payment in this Section 2.14 or by transfer to accounts maintained by the payees with banks located in the United States.”

Section 2.13          Global Securities; Book Entry Provisions.

For purposes of the Notes only, and not for purposes of any other Securities, the third paragraph of Section 2.17 of the Base Indenture is hereby amended and restated in its entirety to read as follows, and as so amended and restated, shall apply to the Notes:

“Notwithstanding Section 2.08, and except as otherwise provided pursuant to Section 2.01, transfers of a Global Security shall be limited to transfers of such Global Security in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Security may be transferred in accordance with the rules and procedures of the Depositary.

If DTC notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, if so required by applicable law or regulation, the Company will appoint a successor Depositary. Securities in certificated form shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Security if, and only if, either (1) the Company does not appoint a successor Depositary within 90 days after the Company receives such notice or becomes aware of such unwillingness, inability or ineligibility by or of DTC referred to in the immediately preceding sentence or (2) an Event of Default has occurred with respect to such Securities of such series and is continuing and the beneficial owners representing a majority in principal amount of the Securities of such series advise DTC to cease acting as depository for the Securities of such series.”

ARTICLE III
REDEMPTION OF THE NOTES

Section 3.1            Optional Redemption.

(a)               The Company shall have the option to redeem the Notes, in whole or in part, from time to time, beginning with the Interest Payment Date on May 15, 2025, but not prior thereto (except upon the occurrence of certain events specified below), and on any Interest Payment Date thereafter, subject to obtaining the prior approval of the Federal Reserve (or any successor bank regulatory agency) to the extent such approval is then required under the rules of the Federal Reserve (“Federal Reserve Approval”). The Company shall also have the option to redeem the Notes before the Stated Maturity Date (including prior to May 15, 2025, in whole, but not in part, subject to obtaining Federal Reserve Approval, (i) upon the occurrence of a Tax Event or a Tier 2 Capital Event or (ii) if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

(b)               Any redemption of the Notes pursuant to Section 3.1(a) will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the applicable Redemption Date. Any Redemption Date will be a Business Day.

(c)               Except to the extent inconsistent with this Section 3.1, the provisions of Article III of the Base Indenture shall apply to any redemption of the Notes pursuant to this Section 3.1. If less than all of the Notes are to be redeemed at any time, and if the Notes are Global Notes held by DTC, the applicable operational procedures of DTC for selection of Notes for redemption will apply. If the Notes are not global Notes held by DTC, the Trustee will select Notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed, and a replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note;

(d)               For purposes of the Notes only, and not for purposes of any other Securities, Section the first sentence of Section 3.04 of the Base Indenture is hereby amended and restated in its entirety to read as follows, and as so amended and restated, shall apply to the Notes:

“Notice of redemption shall be mailed or sent electronically not less than 10 days, but not more than 60 days, prior to a Redemption Date to each Holder of Notes to be redeemed (in the case of any notice of redemption mailed to Holders, at the address of such Holder appearing in the register of Securities maintained by the Registrar, except that notice of redemption may be mailed or sent electronically more than 60 days prior to a Redemption Date if such notice is issued in connection with a Legal Defeasance or Covenant Defeasance of the Notes or a satisfaction or discharge of this Indenture pursuant to Article VIII of the Base Indenture.”

(e)               Any notice of redemption may be conditional in the Company’s discretion on one or more conditions precedent, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if the Company determines that such conditions will not be satisfied

(f)                For the avoidance of doubt, the Company’s obligation to deposit the Redemption Price, on one hand, and accrued interest on the Securities to be redeemed, on the other, pursuant to Section 3.06 of the Base Indenture shall be without duplication.

(g)               For purposes of the Notes only, and not for purposes of any other Securities, the reference to “45 days” in Section 3.02 of the Base Indenture shall be amended to read “15 days”.

Section 3.2            No Sinking Fund. The Notes will not be entitled to the benefit of any sinking fund. In no event shall any Holder of the Notes have the right to require the Company to redeem or prepay the Notes, in whole or in part. Nothing in this Section 3.2 shall limit the ability of Holders of Notes to enforce their rights to the payment of principal of and interest on, the Notes on or after the respective due dates therefor as provided in the Notes and in the Indenture.

ARTICLE IV
CERTAIN COVENANTS

Section 4.1            Amendment and Restatement of Section 5.01 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Section 5.01 of the Base Indenture is hereby amended and restated in its entirety to read as follows, and as so amended and restated, shall apply to the Notes:

“Section 5.01.       Limitations on Mergers and Consolidations.

The Company may consolidate with or merge with or into any other Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to another Person, as long as:

(1)           (A) the Company is the surviving Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance, transfer or other disposition is made is a Person organized and validly existing under the laws of the United States, any political subdivision or State thereof or the District of Columbia (such Person described in this clause (B), being herein called the “Successor”);

(2)           the Successor (if applicable) expressly assumes, by supplemental indenture, all of the Company’s obligations with respect to the Notes and under this Indenture;

(3)           immediately after giving effect to such consolidation, merger, sale, lease, transfer, conveyance or disposition, no Event of Default or Default shall have occurred and be continuing; and

(4)           the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, lease, conveyance, transfer or other disposition and the supplemental indenture, if applicable, comply with this Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES OF THE TRUSTEE
AND HOLDERS OF NOTES

Section 5.1            Events of Default.

(a)               For purposes of the Notes only, and not for purposes of any other Securities, the Events of Default set forth as clauses (1) through (7) in Section 6.01 of the Base Indenture shall be amended and restated as follows and, as so amended and restated, shall apply to the Notes:

“(1)         the Company defaults in the payment of any interest on or on any Additional Amounts with respect to the Notes, when the same becomes due and payable, and such default continues for a period of 30 days;

(2)           the Company defaults in the payment of the principal of the Notes when it becomes due and payable at its Maturity; or

(3)           the Company defaults in the performance of, or breaches, any covenant or agreement in the Indenture applicable to the Company, and the continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a notice of default under this Indenture;

(4)           pursuant to or within the meaning of any Bankruptcy Law, the Company (A) commences a voluntary case, (B) consents to the entry of an order for relief against the Company in an involuntary case, (C) consents to the appointment of a Bankruptcy Custodian of the Company or for all or substantially all of the Company’s property, or (D) makes a general assignment for the benefit of the Company’s creditors;

(5)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Bankruptcy Custodian for the Company or for all or substantially all of the Company’s property, or (C) orders the Company’s liquidation, and in each case, such order or decree remains unstayed and in effect for 90 days; or

(6)           a Bankruptcy Custodian is appointed for a Constituent Bank Subsidiary.”

In addition, the final paragraph of Section 6.01 of the Base Indenture shall be deleted and shall not apply to the Notes.

Section 5.2            Amendment of Section 6.02 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Section 6.02 of the Base Indenture shall be amended and restated in its entirety as follows and, as so amended and restated, shall apply to the Notes:

“If an Event of Default specified in clause (4), (5) or (6) of Section 6.01 hereof occurs and is continuing, then the principal of and all accrued and unpaid interest on all then outstanding Notes shall automatically become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder. The Holders of a majority in aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to the Notes have been cured or waived, except nonpayment of principal, premium, interest or any Additional Amounts that has become due solely because of the acceleration.

An Event of Default specified in clause (1), (2) or (3) of Section 6.01 shall not grant the Holders of Notes the right to accelerate the maturity of the Notes; provided, however, that to the extent such Events of Default occur, the Trustee may, subject to the limitations and conditions and the subordination provisions of the Indenture, seek to enforce its rights and the rights of the Holders of the Notes of the performance of any covenant or agreement in the Indenture.”

Section 5.3            Amendment of Section 6.03 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, the first paragraph of Section 6.03 of the Base Indenture shall be amended and restated in its entirety as follows, and as so amended and restated, shall apply to the Notes:

“If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, or premium, if any, or interest due on the Securities or to enforce the performance of any provision of the Securities or this Indenture.”

Section 5.4            Amendment of Section 6.04 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Section 6.04 of the Base Indenture shall be amended and restated in its entirety as follows, and as so amended and restated, shall apply to the Notes:

“Subject to Sections 6.07 and 9.02, the Holders of a majority in principal amount of the then outstanding Securities of all series affected by such waiver (acting as one class) by notice to the Trustee may waive an existing or past Default or Event of Default with respect to such series and its consequences (including waivers obtained in connection with a tender offer or exchange offer for Securities of such series or a solicitation of consents in respect of Securities of such series), other than (1) any continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on or any Additional Amounts with respect to any Security (except a rescission of acceleration of the Securities as provided in the Indenture and a waiver of the payment default that resulted from such acceleration), or (2) any waiver that would require the consent of each Holder of each outstanding Security affected thereby pursuant to Section 9.02. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.”

Section 5.5            Amendment of Section 6.05 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Section 6.05 of the Base Indenture shall be amended and restated in its entirety as follows, and as so amended and restated, shall apply to the Notes:

. “With respect to Securities of any series, the Holders of a majority in principal amount of the then outstanding Securities of such series may direct in writing the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that it determines in good faith conflicts with law or this Indenture, as applicable, that may be unduly prejudicial to the rights of other Holders of the Securities of such series not joining in such direction (it being understood that the Trustee shall not have any affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders), or that may involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder at the request or direction of any Holders, the Trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion from Holders directing the Trustee against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction.

Section 5.6            Amendment of Section 6.06 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Section 6.06 of the Base Indenture shall be amended and restated in its entirety as follows, and as so amended and restated, shall apply to the Notes:

“Subject to Section 6.07 hereof, no holder of a Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or any Security, or for appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

(i)                 such Holder gives written notice to the Trustee of a continuing Event of Default with respect to the Securities of such series;

(ii)              the Holders of at least 25% in principal amount of the then-outstanding Securities of such series make a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

(iii)            such Holder or Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses, and liabilities to be incurred in compliance with such request;

(iv)             the Trustee for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and

(v)               no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Securities of such series.

No Holders of Securities shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all Holders.”

ARTICLE VI
DISCHARGE OF INDENTURE

Section 6.1            Amendment and Restatement of Section 8.01(a), (b) and (c). Article VIII of the Base Indenture (as amended hereby) shall apply to the Notes. For purposes of the Notes only, and not for purposes of any other Securities, Section 8.01(a), (b) and (c) of the Base Indenture is hereby amended and restated in its entirety to read as follows, and as so amended and restated, shall apply to the Notes:

“

(a)               This Indenture shall cease to be of further effect with respect to the Notes (except that the Company’s obligations under Section 7.07, the Trustee’s and Paying Agent’s obligations under Section 8.03 and the rights, powers, protections and privileges accorded the Trustee under Article VII shall survive), and the Trustee, on demand of the Company, shall execute proper instruments acknowledging the satisfaction and discharge of this Indenture with respect to the Securities of such series, when:

(1) either:

(A) all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

(B) all Notes that have not been delivered to the Trustee for cancellation

(i) have become due and payable,

(ii) will become due and payable at their stated maturity within one year or

(iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Company’s name and at the Company’s expense, and, in any case, the Company has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, Dollars, Government Obligations or a combination thereof, in such amount as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to, but excluding, the date of deposit (in the case of Notes that have become due and payable), the maturity date or the Redemption Date, as the case may be;

(2) the Company has paid or caused to be paid all other sums payable by it under this Indenture and the Notes;

(3) the Company has delivered irrevocable instructions to the Trustee to apply the deposited cash and/or Government Obligations toward the payment of the Notes at maturity or on the Redemption Date, as the case may be; and

(4) the Company has delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.”

(b)               The Company may, at its option, by Board Resolution, terminate its obligations under Section 4.05 and Section 5.01 of the Base Indenture (“Covenant Defeasance”) with respect to the Notes if:

(1) the Company has irrevocably deposited in trust with the Trustee, solely for the benefit of the Holders of the Notes, Dollars, Government Obligations or a combination thereof sufficient (without consideration of any reinvestment of interest) to pay the principal of, premium, if any, and interest on the Notes when due at maturity or redemption, as the case may be;

(2) the Company shall have delivered to the Trustee of an Opinion of Counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(3) with respect to Government Obligations or a combination of cash and Government Obligations, the Company shall have delivered to the Trustee a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited Government Obligations plus any deposited cash without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be;

(4) no Default specified in Sections 6.01(4), 6.01(5) and 6.01(6) with respect to the Company shall have occurred and be continuing on the date of such deposit; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (4) and, in the case of the Opinion of Counsel, clauses (2) and/or (3) of this paragraph, have been complied with.

In such event, the Company shall be released from its obligations under Section 4.05 and Section 5.01 of the Base Indenture, with respect to the Notes, on and after the date that the conditions set forth in the preceding paragraph satisfied, the Notes shall cease to be deemed “outstanding” for the purposes of any direction, waiver, consent, declaration or act of Holders (and any consequences of any thereof) in connection with Section 4.05 and Section 5.01 of the Base Indenture but shall continue to be deemed outstanding for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Notes, the Company may omit to comply with and shall have no liability in respect of any term, limitation or condition set forth in such Section 4.05 and Section 5.01 of the Base Indenture by reason of reference in any such Section to any other provision herein or in any other document and such omission to comply shall not constitute a Default or Event of Default hereunder, but the remainder of the Indenture and the Notes shall be unaffected thereby.

In order to have money available on a payment date to pay principal of or premium (if any) or interest on the Notes, the Government Obligations shall be payable as to principal or interest on or before such payment date in such amounts as will provide the necessary money. Government Obligations shall not be callable at the Company’s option.

Any Covenant Defeasance shall be subject to the Company’s obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of such Notes. Notwithstanding the foregoing, if, due to a change in law, regulation, or policy subsequent to the Issue Date of the applicable Notes the Federal Reserve does not require that defeasance of instruments be subject to obtaining Federal Reserve Approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.”

(c)               The Company may, by Board Resolution, elect that all of its obligations under the Notes and the Indenture (as it relates to the Notes) be terminated, except to the extent expressly described in the following paragraph, (“Legal Defeasance”), if:

(1) the Company has irrevocably deposited in trust with the Trustee, solely for the benefit of the Holders of the Notes, Dollars, Government Obligations or a combination thereof sufficient (without consideration of any reinvestment of interest) to pay the principal of, premium, if any, and interest on the Notes when due at maturity or redemption, as the case may be;

(2) the Company shall have delivered to the Trustee of an Opinion of Counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and such Opinion of Counsel must refer to and be based upon a ruling received by the Company from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable U.S. federal income tax law);

(3) with respect to Government Obligations or a combination of cash and Government Obligations, the Company shall have delivered to the Trustee a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited Government Obligations plus any deposited cash without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be;

(4) no Default specified in Sections 6.01(4), 6.01(5) and 6.01(6) with respect to the Company shall have occurred and be continuing on the date of such deposit; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (4) and, in the case of the Opinion of Counsel, clauses (2) and/or (3) of this paragraph, have been complied with.

In such event, the Company will be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all of its other obligations under the Notes and this Indenture insofar as the Notes are concerned (and the Trustee, at the expense of the Issuer, shall execute instruments acknowledging the same), except for the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely from the trust funds described in this Section 8.01(c), (b) the Company’s obligations with respect to the Notes under Sections 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and 8.04, the Trustee’s and Paying Agent’s obligations in Sections 8.02 and 8.03 and the rights, powers, protections and privileges accorded the Trustee under Article VII shall survive until all Notes are no longer outstanding.

Any Legal Defeasance shall be subject to the Company’s obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of such Notes. Notwithstanding the foregoing, if, due to a change in law, regulation, or policy subsequent to the Issue Date of the Notes the Federal Reserve does not require that defeasance of instruments be subject to obtaining Federal Reserve Approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.”

ARTICLE VII

SUPPLEMENTAL INDENTURES AND AMENDMENTS

Section 7.1            Without Consent of Holders.

(a)               For purposes of the Notes only, and not for purposes of any other Securities, the enumerated clauses (1) through (15) in Section 9.01 of the Base Indenture shall be amended and restated as follows and, as so amended and restated, shall apply to the Notes:

“              (1)       evidence the assumption by another Person of the Company’s obligations under the Indenture and the Securities in accordance with Section 5.01 of the Indenture;

(2)       add to the covenants of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company in the Indenture or the Securities;

(3)       add additional Events of Default for the benefit of the Holders;

(4)       provide for uncertificated Securities in addition to or in place of certificated Securities, or to provide for the issuance of bearer notes (with or without coupons);

(5)       provide any security for, or add any additional obligors on, the Securities;

(6)       evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Securities, and add to or change any provision as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

(7)       comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(8)       cure any ambiguity or correct or supplement any provision of the Indenture or the Securities which may be defective or inconsistent with any other provision of the Indenture or the Securities, provided that such action shall not adversely affect the interests of the Holders of the Securities in any material respect as determined in good faith by the Company;

(9)       conform any provision in the Indenture to the requirements of the TIA;

(10)       add circumstances under which the Company will pay additional interest on the Securities;

(11)       add to, change, or eliminate any provisions of the Indenture; provided that any such addition, change or elimination shall (A) neither (i) apply to any Securities created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Securities with respect to such provision or (B) become effective only when there are no outstanding Securities;

(12)       establish the form or terms of the Securities as permitted under the Indenture;

(13)       provide for the issuance of any additional Securities under the Indenture;

(14)       comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Securities may be listed or traded;

(15)       conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” in the prospectus supplement, dated as of May 7, 2020, relating to the offering of the Notes, or of the “Description of Debt Securities” in the prospectus, dated as of March 27, 2020, related to the offering of the Notes;

(16)       supplement any provision to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Securities in accordance with the Indenture, provided that such action shall not adversely affect the interest of the Holders of the Securities in any material respect;

(17)       implement any Three-Month Term SOFR Conventions or any Benchmark Transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof); or

(18)       make any change that does not adversely affect the interests of the Holders of the applicable Securities in any material respect.”

Section 7.2            With Consent of Holders

(a)               For purposes of the Notes only, and not for purposes of any other Securities, Section 9.02 of the Base Indenture shall be amended and restated as follows and, as so amended and restated, shall apply to the Notes:

“Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture with the written consent (including consents obtained in connection with a tender offer or exchange offer for Securities of any one or more series or a solicitation of consents in respect of Securities of any one or more series) of the Holders of at least a majority in principal amount of the then outstanding Securities of all series affected by such amendment or supplement (acting as one class).

Upon the request of the Company, accompanied by a Board Resolution, and upon the filing with the Trustee of evidence of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall, subject to Section 9.06, join with the Company in the execution of such amendment or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

The Holders of a majority in principal amount of the then outstanding Securities of all series affected by such waiver may waive compliance in a particular instance by the Company with any provision of this Indenture with respect to Securities of such series (including waivers obtained in connection with a tender offer or exchange offer for Securities of such series or a solicitation of consents in respect of Securities of such series).

However, without the consent of each Holder of each outstanding Security affected, an amendment, supplement or waiver under this Section 9.02 may not:

(1)       change the Stated Maturity of the principal of, or any installment of principal or interest on, the applicable Securities;

(2)       reduce the principal amount of (or premium, if any) or the interest rate on the Securities or the principal amount due upon acceleration of a Security;

(3)       change the place or currency of payment of principal of (or premium, if any), or the interest on the Securities;

(4)       impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to the Securities;

(5)       modify the Indenture with respect to the subordination of the applicable Securities in a manner adverse to the Holders of such Securities;

(6)       reduce the percentage of principal amount of the outstanding Securities, the consent of whose holders is required to modify or amend the Indenture or the Securities or waive compliance with certain covenants in the Indenture or waive certain Defaults; or

(7)       modify the foregoing clauses (1) through (6).

An amendment under this Section 9.02 may not make any change that adversely affects the rights under Article X of any holder of an issue of Senior Debt unless the holders of the issue pursuant to its terms consent to the change.

A supplemental indenture that changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.

The right of any Holder to participate in any consent required or sought pursuant to any provision of this Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Securities with respect to which such consent is required or sought as of a date identified by the Company in a notice furnished to Holders in accordance with the terms of this Indenture.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of each Security affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.”

Section 7.3            Revocation and Effect of Consents

(a)               For purposes of the Notes only, and not for purposes of any other Securities, the reference to “(9)” in the first sentence of the last paragraph of Section 9.04 shall be amended to read “(7)”.

ARTICLE VIII
SUBORDINATION

Section 8.1            Ranking of the Notes. The Notes shall be subordinated in right of payment and upon liquidation to all Senior Debt (as defined in this First Supplemental Indenture) of the Company on the terms and subject to the conditions set forth in Article X of the Base Indenture (as amended hereby), and each Holder of Notes issued hereunder by such Holder’s acceptance thereof acknowledges and agrees that all Notes shall be issued subject to the provisions of this Article VIII and such Article X and that each Holder of Notes, whether upon original issuance or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. For purposes of the Notes only, and not for purposes of any other Securities, all references in the Indenture to Senior Debt of the Company shall mean Senior Debt (as defined in this First Supplemental Indenture) of the Company.

Section 8.2            Amendment and Restatement of Article X of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Article X of the Base Indenture is hereby amended and restated in its entirety to read as follows, and as so amended and restated, shall apply to the Notes:

“ARTICLE X
SUBORDINATION OF NOTES

Section 10.01. Notes Subordinated to Senior Debt. The Company and each Holder of a Note, by its acceptance thereof, agrees that (a) the payment of the principal of, premium (if any) and interest on and any Additional Amounts with respect to each and all the Notes and (b) any other payment in respect of the Notes, including on account of the acquisition or redemption of Notes by the Company, is subordinated, to the extent and in the manner provided in this Article X, to the prior payment in full of all Senior Debt of the Company, whether outstanding at the date of this Indenture or thereafter created, incurred, assumed or guaranteed, and that these subordination provisions are for the benefit of the holders of Senior Debt.

Section 10.02. No Payment on Notes in Certain Circumstances.

(a)       No payment shall be made by or on behalf of the Company on account of the principal of, premium (if any) or interest on or any Additional Amounts with respect to the Notes or to acquire any Notes (including any repurchases of Notes pursuant to the provisions thereof at the option of the Holder thereof) for cash or property (other than capital stock of the Company), or on account of any redemption provisions of the Notes, if (1) a default on Senior Debt occurs and is continuing that permits the holders of such Senior Debt to accelerate its maturity, and (2) the default is the subject of judicial proceedings or the Company receives a notice of the default from a person who may give it pursuant to Section 10.06. If the Company receives any such notice, a similar notice received within nine months thereafter relating to the same default on the same issue of Senior Debt shall not be effective for purposes of this Section. The Company may resume payments on the Notes and may acquire them when (1) the default is cured or waived or otherwise has ceased to exist, (2) 120 days pass after the notice is given if the default is not the subject of judicial proceedings if this Article otherwise permits the payment or acquisition at that time, or (3) such Senior Debt shall have been discharged or paid in full.

(b)       In furtherance of the provisions of Section 10.01, in the event that, notwithstanding Section 10.02(a), any payment or distribution of assets of the Company shall be received by the Trustee, the Paying Agent or the Holders of Notes at a time when such payment or distribution was prohibited by the provisions of this Section 10.02, then, unless such payment or distribution is no longer prohibited by this Section 10.02 or all Senior Debt is paid in full in cash or other payment satisfactory to the holders of such Senior Debt, such payment or distribution (subject to the provisions of Section 10.07) shall be received and held in trust by the Trustee, the Paying Agent or such Holder for the benefit of the holders of Senior Debt of the Company, and shall be paid or delivered by the Trustee, the Paying Agent or such Holders, as the case may be, to the holders of Senior Debt of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture or other agreement pursuant to which any instruments evidencing such Senior Debt of the Company may have been issued, ratably, according to the aggregate amounts remaining unpaid on account of such Senior Debt of the Company held or represented by each, for application to the payment of all Senior Debt in full in cash (or payment satisfactory to the holders of Senior Debt) after giving effect to all concurrent payments and distributions to or for the holders of such Senior Debt.

Section 10.03. Notes Subordinated to Prior Payment of All Senior Debt on Dissolution, Liquidation or Reorganization. Upon any distribution of assets of the Company or upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or similar proceeding or upon assignment for the benefit of creditors:

(a)       the holders of all Senior Debt of the Company shall first be entitled to receive payments in full in cash or property of the principal of and interest (including interest accruing after the commencement of any such proceeding) to the date of payment on the Senior Debt before the Holders of Notes are entitled to receive any payment on account of the principal of, premium (if any) or interest on or any Additional Amounts with respect to the Notes;

(b)       any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities that are subordinated to Senior Debt to at least the same extent as the Notes), to which the Holders of Notes or the Trustee on behalf of such Holders would be entitled, except for the provisions of this Article X, shall be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Debt or their Representative, ratably according to the respective amounts of Senior Debt held or represented by each, to the extent necessary to make payment in full of all such Senior Debt remaining unpaid after giving effect to all concurrent payments and distributions to the holders of such Senior Debt; and

(c)       in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities that are subordinated to Senior Debt to at least the same extent as the Notes), shall be received by the Trustee or the Holders of Notes or any Paying Agent (or, if the Company or any Subsidiary is acting as the Paying Agent, money for any such payment or distribution shall be segregated or held in trust) on account of the principal of, premium (if any) or interest on or any Additional Amounts with respect to the Notes before all Senior Debt of the Company is paid in full, such payment or distribution (subject to the provisions of Section 10.07) shall be received and held in trust by the Trustee or such Holder or Paying Agent for the benefit of the holders of such Senior Debt, or their respective Representatives, ratably according to the respective amounts of such Senior Debt held or represented by each, to the extent necessary to make payment as provided herein of all such Senior Debt remaining unpaid after giving effect to all concurrent payments and distributions and all provisions therefor to or for the holders of such Senior Debt, but only to the extent that as to any holder of such Senior Debt, as promptly as practical following notice from the Trustee to the holders of such Senior Debt that such prohibited payment has been received by the Trustee, Holder(s) or Paying Agent (or has been segregated as provided above), such holder (or a representative therefor) notifies the Trustee of the amounts then due and owing on such Senior Debt, if any, held by such holder and only the amounts specified in such notices to the Trustee shall be paid to the holders of such Senior Debt.

Section 10.04. Subrogation to Rights of Holders of Senior Debt.

(a)       Subject to the payment in full of all Senior Debt of the Company as provided herein, the Holders of the Notes shall be subrogated (to the extent of the payments or distributions made to the holders of such Senior Debt pursuant to the provisions of this Article X) to the rights of the holders of such Senior Debt to receive payments or distributions of assets of the Company applicable to the Senior Debt until all amounts owing on the Notes shall be paid in full. For the purpose of such subrogation, no such payments or distributions to the holders of such Senior Debt by the Company, or by or on behalf of the Holders of the Notes by virtue of this Article X, which otherwise would have been made to such Holders shall, as between the Company and such Holders, be deemed to be payment by the Company or on account of such Senior Debt, it being understood that the provisions of this Article X are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of such Senior Debt, on the other hand.

(b)       If any payment or distribution to which the Holders of the Notes would otherwise have been entitled but for the provisions of this Article X shall have been applied, pursuant to the provisions of this Article X, to the payment of amounts payable under Senior Debt of the Company, then such Holders shall be entitled to receive from the holders of such Senior Debt any payments or distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all amounts payable under or in respect of such Senior Debt in full.

Section 10.05. Obligations of the Company Unconditional. Nothing contained in this Article X or elsewhere in this Indenture or in the Notes is intended to or shall impair, as between the Company and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to such Holders the principal of, premium (if any) and interest on and any Additional Amounts with respect to the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of such Holders and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article X, of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Notwithstanding anything to the contrary in this Article X or elsewhere in this Indenture or in the Notes, upon any distribution of assets of the Company referred to in this Article X, the Trustee, subject to the provisions of Section 7.01 and 7.02, and the Holders of the Securities shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to the Trustee or to such Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X so long as such court has been apprised of the provisions of, or the order, decree or certificate makes reference to, the provisions of this Article X.

Section 10.06. Trustee Entitled to Assume Payments Not Prohibited in Absence of Notice. The Trustee shall not at any time be charged with knowledge of the existence of any facts that would prohibit the making of any payment to or by the Trustee unless and until a Responsible Officer of the Trustee or any Paying Agent shall have received, no later than two Business Days prior to such payment, written notice thereof from the Company or from one or more holders of Senior Debt or from any Representative thereof and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Sections 7.01 and 7.02, shall be entitled in all respects conclusively to assume that no such fact exists.

Section 10.07. Application by Trustee of Amounts Deposited with It. Amounts deposited in trust with the Trustee pursuant to and in accordance with Article VIII of the Indenture shall be for the sole benefit of Holders of Notes for the benefit of which such amounts were deposited, and, to the extent allocated for the payment of Notes, shall not be subject to the subordination provisions of this Article X. Otherwise, any deposit of assets with the Trustee or the Paying Agent (whether or not in trust) for the payment of principal of, premium (if any) or interest on or any Additional Amounts with respect to any Notes shall be subject to the provisions of Sections 10.01, 10.02, 10.03 and 10.04; provided that if prior to two Business Days preceding the date on which, by the terms of this Indenture, any such assets may become distributable for any purpose (including, without limitation, the payment of either principal of, premium (if any) or interest on or any Additional Amounts with respect to any Security), a Responsible Officer of the Trustee or such Paying Agent shall not have received with respect to such assets the written notice provided for in Section 10.06, then the Trustee or such Paying Agent shall have full power and authority to receive such assets and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary that may be received by it on or after such date; and provided further that nothing contained in this Article X shall prevent the Company from making, or the Trustee from receiving or applying, any payment in connection with the redemption of Notes if the first publication of notice of such redemption (whether by mail or otherwise in accordance with this Indenture) has been made, and the Trustee has received such payment from the Company, prior to the occurrence of any of the contingencies specified in Section 10.02 or 10.03.

Section 10.08. Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt. No right of any present or future holders of any Senior Debt to enforce subordination provisions contained in this Article X shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Indenture, regardless of any knowledge thereof that any such holder may have or be otherwise charged with. The holders of Senior Debt may extend, renew, modify or amend the terms of the Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company, all without affecting the liabilities and obligations of the parties to this Indenture or the Holders of the Notes.

Section 10.09. Trustee to Effectuate Subordination of Notes. Each Holder of a Note by its acceptance thereof authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provisions contained in this Article X and to protect the rights of the Holders of the Notes pursuant to this Indenture, and appoints the Trustee his attorney-in-fact for such purpose, including, in the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors of the Company), the filing of a claim for the unpaid balance of his Notes in the form required in said proceedings and cause said claim to be approved.

Section 10.10. Right of Trustee to Hold Senior Debt. The Trustee in its individual capacity shall be entitled to all of the rights set forth in this Article X in respect of any Senior Debt at any time held by it to the same extent as any other holder of Senior Debt, and nothing in this Indenture shall be construed to deprive the Trustee of any of its rights as such holder.

Section 10.11. [Reserved].

Section 10.12. No Fiduciary Duty of Trustee to Holders of Senior Debt. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders (other than for its willful misconduct or negligence) if it shall in good faith mistakenly pay over or distribute to the Holders of the Notes or the Company or any other Person, cash, property or securities to which any holders of Senior Debt shall be entitled by virtue of this Article X or otherwise. Nothing in this Section 10.12 shall affect the obligation of any other such Person to hold such payment for the benefit of, and to pay such payment over to, the holders of Senior Debt or their Representative.

Section 10.13. Article Applicable to Paying Agent. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article X shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article X in addition to or in place of the Trustee; provided, however, that this Section 10.13 shall not apply to the Company or any Subsidiary if the Company or such Subsidiary acts as Paying Agent.”

ARTICLE IX
TRUSTEE

For purposes of the Notes only, and not for purposes of any other Securities, Section 7.05 of the Base Indenture is hereby amended and restated in its entirety to read as follows, and as so amended and restated, shall apply to the Notes:

“The Trustee shall notify the Holders of applicable Securities within 90 days after the occurrence thereof regarding the existence of any default in payment of principal of or interest on any such Securities, and any other Default of which the Trustee has received written notice from the Company or any Holder of such applicable Securities, unless the Default has been cured or waived. However, in the case of a payment default, the Trustee may withhold notice of a default if and so long as the Trustee’s board of directors, executive committee, or a trust committee of directors or Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the applicable Securities.”

ARTICLE X

MISCELLANEOUS

Section 10.1        Notices.

For purposes of the Notes only, and not for purposes of any other Securities, Section 11.02 of the Base Indenture is hereby amended by adding the following at the end thereof, and as so amended, shall apply to the Notes:

“Any notices required by the Indenture or the Securities to be given to the Holders of the Securities will be given to the Trustee.

Notwithstanding any other provision of the Indenture or any Security, where the Indenture or any Security provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a Security (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the applicable procedures from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.”

Section 10.2        Ratification of Base Indenture. The Base Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this First Supplemental Indenture apply solely with respect to the Notes.

Section 10.3        Liability of Stockholders, Directors, Officers and Employees. The stockholders, directors, officers and employees (in their capacities as such) of the Company shall not have any liability for the Company’s obligations under the Notes or the Indenture. By accepting a Note, each Holder of Notes waives and releases all liability described in this Section 10.2.

Section 10.4        Trustee’s Disclaimer. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the Notes.

Section 10.5        Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 10.6        Severability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.7        Treatment of the Notes. By its acceptance of the Notes, each Holder and beneficial owner of the Notes agrees to treat the Notes as indebtedness for all United States federal, state and local tax purposes.

Section 10.8        Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and as of the day and year first above written.

HILLTOP HOLDINGS INC.

By:	/s/ Corey G. Prestidge
	Name:	Corey G. Prestidge
	Title:	Executive Vice President, General Counsel and Secretary

Signature Page to First Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brian T. Jensen
Name:	Brian T. Jensen
Title:	Vice President

Signature Page to First Supplemental Indenture

EXHIBIT A

FORM OF NOTE

(FORM OF FACE OF NOTE)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS AN UNSECURED SUBORDINATED DEBT OBLIGATION OF THE COMPANY. THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR ANY PUBLIC OR PRIVATE INSURER.

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HILLTOP HOLDINGS INC.

5.75% Fixed-to-Floating Rate Subordinated Notes due 2030

No.	U.S. $

CUSIP No. ISIN No.

Hilltop Holdings Inc., a Maryland corporation (herein called the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to ______________ or its registered assigns, the principal sum of ______________United States dollars ($________), or such greater or lesser principal sum as is shown on the attached Schedule of Exchanges of Interests in Global Securities on May 15, 2030 (the “Stated Maturity Date”) unless redeemed prior to such date. This Note will bear interest at a fixed rate of 5.75% per annum from and including May 11, 2020, to, but excluding, May 15, 2025 (the “Fixed Rate Period”). Interest accrued on this Note during the Fixed Rate Period will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2020 (each such date, a “Fixed Rate Interest Payment Date”). The last Fixed Rate Interest Payment Date shall be May 15, 2025, unless this Note is earlier redeemed. This Note will bear interest at a floating interest rate from, and including May 15, 2025, to, but excluding, the Stated Maturity Date or any earlier redemption date (the “Floating Rate Period”). The floating interest rate per annum will be reset quarterly, and will be equal to the Benchmark rate plus 568 basis points for each Floating Rate Interest Payment Period. During the Floating Rate Period, interest on this Note will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2025 (each such date, a “Floating Rate Interest Payment Date,” and together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The last such Floating Rate Interest Payment Date shall be the Stated Maturity Date, unless this Note is earlier redeemed. The interest payable on each Interest Payment Date will be paid to the Holder in whose name this Note is registered at the close of business on the fifteenth date (regardless of whether a Business Day) immediately preceding the applicable Interest Payment Date. However, interest that is paid at the Stated Maturity of the Note will be paid to the Person to whom the principal of such Note is payable. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.

(c)       The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed during such period. In the event that any scheduled Interest Payment Date or the Maturity Date for this Note falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day that is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

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This Note will not be entitled to the benefit of a sinking fund. In no event shall any Holder of this Note have the right to require the Company to redeem or prepay this Note, in whole or in part. Nothing in this paragraph, however, shall limit the ability of the Holder of this Note to enforce its rights to the payment of principal of and interest on, this Note on or after the respective due dates therefor as provided herein and in the Indenture.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the corporate trust office of the Trustee or at the office of any paying agent that the Company may designate (or as otherwise provided in the Indenture), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

The statements in the legends set forth in this Note are an integral part of the terms of this Note and by acceptance hereof the Holder of this Note agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: ______________, 20__

HILLTOP HOLDINGS INC.

By:
Name:
Title:

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within−mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

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[REVERSE OF NOTE]

HILLTOP HOLDINGS INC.

5.75% Fixed-to-Floating Rate Subordinated Notes due 2030

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the 5.75% Fixed-to-Floating Rate Subordinated Notes due 2030 of the Company (herein called the “Notes”) issued under and governed by the Indenture dated as of May 11, 2020 (as the same may be amended from time to time, the “Base Indenture”), duly executed and delivered by the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of May 11, 2020, duly executed by the Company and the Trustee (the “First Supplemental Indenture,” and the Base Indenture, as supplemented by the First Supplemental Indenture and as the same may be amended or supplemented from time to time, the “Indenture”). The terms of the Indenture are incorporated herein by reference. Any term defined in the Indenture has the same meaning when used herein.

The Company’s indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Debt, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his, her or its behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his, her or its attorney-in-fact for any and all such purposes. Each Holder hereof, by his, her or its acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

The Indenture contains provisions for defeasance of this Note upon compliance with certain conditions set forth in the Indenture.

If certain Events of Default with respect to the Notes shall occur and be continuing, the principal of and accrued interest on the Notes may be immediately accelerated in the manner and with the effect provided in the Indenture.

The Company may, at its option, redeem the Notes, in whole or in part, from time to time, beginning with the Interest Payment Date on May 15, 2025, but not prior thereto (except upon the occurrence of certain events specified below), and on any Interest Payment Date thereafter, subject to obtaining the prior approval of the Federal Reserve (or any successor bank regulatory agency) to the extent such approval is then required under the rules of the Federal Reserve (“Federal Reserve Approval”). The Company shall also have the option to redeem the Notes before the Stated Maturity Date (including prior to May 15, 2025, in whole, but not in part, subject to obtaining Federal Reserve Approval, (i) upon the occurrence of a Tax Event or a Tier 2 Capital Event or (ii) if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the applicable Redemption Date. Any Redemption Date will be a Business Day.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof. The provisions of Article III of the Base Indenture and Article III of the First Supplemental Indenture shall apply to the redemption of any Securities by the Company.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

No reference herein to the Indenture and no provision of this Note or of the Indenture is intended to or shall impair, as between the Company and the Holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to such Holder the principal of, premium (if any) and interest on and any Additional Amounts with respect to the Notes as and when the same shall become due and payable in accordance with this Note and the Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer and exchange of this Note or beneficial interests herein shall be effected through the Depositary, in accordance with Sections 2.08 and 2.17 of the Base Indenture and the rules and procedures of the Depositary therefor.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Agent and any authenticating agent may treat the Person in whose name this Note is registered as the owner of this note for the purpose of receiving payments of principal of, premium (if any) or interest on or any Additional Amounts with respect to this Note and for all other purposes. None of the Company, the Trustee, any Agent or any authenticating agent shall be affected by any notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

All notices to the Holder of this Note will be given to the Holder at its address as it appears in the register for the Notes.

In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM −	as tenants in common	UNIF GIFT MIN ACT −	(Cust.)

TEN ENT −	as tenants by entireties	Custodian for:	(Minor)

JT TEN −	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act of	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

_____________________________________________________________________
(Please print or type name and address including postal zip code of assignee)

the within Security and all rights thereunder, hereby irrevocably constituting and appointing

_______________________________ to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated

Registered Holder

SCHEDULE OF EXCHANGES OF INTERESTS
IN GLOBAL SECURITIES*

The following exchanges of a part of this Global Security for an interest in another Global Security or for a Definitive Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Depository

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